PROMISSORY NOTE


$100,000                                               Long Beach, California
                                                       January 30, 1996


For value received, Natural Gas Vehicle Systems, Inc., a Delaware corporation, whose address is 5580 Cherry Avenue, Long Beach, California 90805 (the "Maker") promises to pay to the order of Mr. W. Murray Buttner, whose address is 1114 Avenue of the Americas, 35th Floor, New York, New York 10036-7790, the principal sum of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000) together with interest thereon at the rate of 11 % per annum.

Maker waives presentment, notice of dishonor, protest and notice of protest. If Maker fails to make timely the payments required by this Promissory Note, Maker shall pay costs of collection and reasonable attorneys' fees.


NATURAL GAS VEHICLE SYSTEMS, INC.


By:  /s/Martin B. Richards
     --------------------------------
          Martin B. Richards
Title:    Vice President and Chief Financial Officer